                                                                   EXHIBIT 10.29

                           THIRD AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

         This Third Amended and Restated Employment Agreement (hereinafter referred to as the "Agreement"), between World Airways, Inc., a Delaware corporation (hereinafter referred to as "World"), and Randy J. Martinez, an individual and resident of Georgia (hereinafter referred to as "Martinez"), is entered into as of the 1st day of November, 2003, and restates, amends, and replaces in its entirety, without a break in continuity, the Employment Agreement dated September 1, 1999, as amended on May 1, 2001 and May 1, 2003 between the parties.

         WHEREAS, the parties wish to extend the term of Martinez' employment and promote him to President and Chief Operating Officer of World Airways, Inc. on the terms and subject to the conditions set forth herein, and

         NOW, THEREFORE, World and Martinez, in consideration of the foregoing and other mutual covenants and promises contained herein, the sufficiency of which are hereby acknowledged, hereby agree as follows:

         1. Acceptance of Employment. Subject to the terms and conditions set forth below, World agrees to employ Martinez and Martinez accepts such employment.

         2. Term. The period of employment shall be from September 1, 1999, through November 1, 2006, unless further extended or sooner terminated as hereinafter set forth. In the absence of notice, this Agreement shall be renewed on the same terms and conditions for one year from the date of expiration. Not later than April 1 2006, Martinez shall initiate discussions with World's Board of Directors (hereinafter "Board") regarding the renewal of this Agreement. At that time, if Martinez wishes to renew this Agreement on different terms, Martinez shall give written notice to the Chairman of the Executive Committee of the Board. If the Board does not wish to renew this Agreement at its expiration, or wishes to renew on different terms, the Board shall give written notice to Martinez no later than May 1 2006

         3. Position and Duties. Martinez shall serve as President and Chief Operating Officer with the duties performed as of the date hereof, as those duties may be changed from time to time. The Board will have reasonable latitude to make changes in Martinez's responsibilities, except that Martinez's responsibilities may not be modified in a way that would be inconsistent with the status of President and Chief Operating Officer. Following a Change of Control (as hereinafter defined), Martinez's responsibilities may not be changed without mutual agreement. Martinez agrees to render his services to the best of his abilities and will comply with all policies, rules and regulations of World and will advance and promote to the best of his ability the business and welfare of World. Martinez shall devote all of his working time, attention, knowledge and skills solely to the business and interest of World. Martinez may not accept any other engagement with or without compensation, which would affect his ability to devote all of his working time and attention to the business and affairs of World without the prior written approval of the Board pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board. Martinez agrees to accept assignments on behalf of World or affiliated companies commensurate with his responsibilities hereunder, except that the terms and conditions of assignments exceeding 60 consecutive days outside the Atlanta, Georgia metropolitan area will require mutual agreement.

         4.       Compensation and Related Matters.

                  (a) Base Salary. Martinez shall receive a minimum salary of $225,000 per annum payable in accordance with the payroll procedures for World's salaried employees in effect during the term of this Agreement.

                  (b)      Performance Stock Options. Martinez has been granted
(i) 250,000 options to purchase World's Common Stock, par value $.001 per share ("World Airways Common Stock") pursuant to the 1995 World Airways Stock Option Plan (the "Plan") as set forth in the Stock Option Agreements between World and Martinez dated April 7, 1999, June 22, 1999, August 9, 1999, March 29, 2000, October 30, 2000 and February 13, 2003 (together, the "Options" and the "Option Agreement"). In the event of a Change in Control as defined below, all Options granted shall be immediately exercisable.

                  (c) Business Expenses. Martinez shall be entitled to reimbursement of reasonable business related expenses from time to time consistent with World's policies, including, without limitation, submitting in a timely manner appropriate documentation of such expenses.

                  (d) Fringe Benefits. Martinez shall be entitled to participate in all employee benefit plans made available from time to time to all executives of World in accordance with the terms of such plans. In the event this Agreement is terminated by either party for any reason other than death or for cause, Martinez may participate in World's health and other benefit programs for a period of one year from the date of Martinez's termination, or until Martinez obtains comparable coverage, whichever is earlier.

                  (e) Personnel Policies, Conditions and Benefits. Except as otherwise provided herein, Martinez's employment shall be subject to the personnel policies and benefits plans which apply generally to World's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by World in its sole discretion. While this Agreement is in effect, Martinez shall accrue vacation at the rate of one month per year and such vacation shall be taken in accordance with the World's procedures.

                  (f) Indemnification; D&O Insurance. Subject to Section 6(f) of this Agreement, World shall provide (or cause to be provided) to Martinez indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlements in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of World) by reason of his being or having been an officer, director or employee of World or any affiliated entity, advance expenses (including attorneys' fees) incurred by Martinez in defending any such civil, criminal, administrative or investigative action, suit or proceeding and maintain directors' and officers' liability insurance coverage (including coverage for securities-related claims) upon substantially the same terms and conditions as set forth in the Indemnification Agreement dated April 15, 1999, between Martinez and World Airways, Inc. (the "Indemnity Agreement").

         5.       Termination of Employment.

                  (a) Death. Martinez's employment hereunder shall terminate upon his death, in which event World shall have no further obligation to Martinez or his estate with respect to compensation, other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation, if any, for periods prior to the date of termination pursuant to the terms of the respective employee benefits and incentive compensation plans then in effect.

                  (b) By World for Disability. If Martinez incurs a disability and such disability continues for a period of twelve (12) consecutive months, then World may terminate this Agreement upon written notice to Martinez, in which event World shall have no obligation to Martinez with respect to compensation under Section 4(a) of this Agreement. The term "disability" means a physical or mental illness that will prevent Martinez from performing the essential functions of his job for at least twelve (12) months or is likely to result in death. If Martinez becomes entitled to Social Security benefits payable on account of disability, he will be deemed conclusively to be disabled for purposes of this Agreement.

                  (c) By World for Cause. (i) Except under the circumstances set forth in Section 5(c)(ii) below, the Chairman of the Executive Committee of the Board pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, excluding the vote of Martinez, at a meeting of the Board may terminate this Agreement, subject to
Section 6(f) and those provisions that survive this Agreement, for Cause. "Cause" shall be defined as (A) sustained performance deficiencies which are communicated to Martinez in written performance appraisals and/or other written communications (including, but not limited to memos and/or letters) by the Chairman of the Executive Committee of the Board pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, excluding the vote of Martinez, (B) gross misconduct, including significant acts or omissions constituting dishonesty, intentional wrongdoing or malfeasance, whether or not relating to the business of World, (C) commission of a felony or any crime involving fraud or dishonesty, or (D) a material breach of this Agreement.

         (ii) In the event of a Change of Control, as defined below, Martinez may only be terminated for Cause pursuant to a resolution duly adopted pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board finding that, in the good faith opinion of the Board, Martinez was guilty of conduct set forth in
Section 5(c)(i)(A), (B), (C) or (D) provided, however, that Martinez may not be terminated for Cause hereunder unless: (1) Martinez receives prior written notice of World's intention to terminate this Agreement for Cause and the specific reasons therefore; and (2) Martinez has an opportunity to be heard by World's Board and be given, if the acts are correctable, a reasonable opportunity to correct the act or acts (or non-action) giving rise to such written notice. If the Board by resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board finds that Martinez fails to make such correction after reasonable opportunity to do so, this Agreement may be terminated for Cause.

                  (d) By World for Other Than Cause. In the event the Board terminates this Agreement for reasons other than Cause or Disability as defined in sub-paragraph (c) above, World will pay to Martinez within ten (10) days of notice of termination (or, in the case of incentive bonus compensation, if any, within ten (10) days of determination of amounts payable under the applicable bonus plan) twenty-four month's base salary, in each case including deferred salary and/or bonus compensation, if any, payable under this Agreement. In addition, all granted but unvested stock Options shall become immediately exercisable. In the event that any payment to Martinez under this paragraph is subject to any federal or state excise tax, World shall pay to Martinez an additional amount equal to the excise tax imposed including additional federal and state income and excise taxes as a result of the payments under this paragraph, and such payment will be made when the excise tax and income taxes are due; provided, however, that Martinez agrees to assist World by using his best efforts to structure matters so that any payment to Martinez under this paragraph is not subject to any federal or state excise tax. Whether an excise tax is payable, and the amount of the excise tax and additional income taxes payable, shall be determined by World's accountants and World shall hold Martinez harmless for any and all taxes, penalties, and interest that may become due as a result of the failure to properly determine that an excise tax is payable or the correct amount of the excise tax and additional income taxes, together with all legal and accounting fees reasonably incurred by Martinez in connection with any dispute with any taxing authority with respect to such determinations and/or payments. In the event of a disagreement between World and Martinez as to whether the termination was for Cause, that issue shall be submitted by Martinez within twenty (20) days of the notice of termination to binding arbitration, or any objection to World's determination that termination is for Cause shall be waived.

                  (e) By Martinez for Good Reason. Martinez may terminate his employment hereunder (for purposes of this Agreement "Good Reason") after giving at least 30 days notice in the event that, without Martinez's consent:
(i) World relocates its general and administrative offices or Martinez' place of employment to an area other than the Atlanta, Georgia Standard Metropolitan Statistical Area, (ii) he is assigned any duties substantially inconsistent with
Section 3 hereof, (iii) World reduces his annual base salary as in effect on the date hereof or as the same may be increased from time to time; (iv) World fails, without Martinez' consent, to pay Martinez any portion of his current compensation, or to pay him any portion of an installment of deferred compensation under any deferred compensation program of World, within seven (7) days of the date such compensation is due; (v) World fails to continue in effect any compensation plan in which Martinez participates which is material to Martinez's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or to continue Martinez's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Martinez's participation relative to other participants; (vi) World fails to continue to provide Martinez with benefits substantially similar to those enjoyed by Martinez under any of World's pension, life insurance, medical, health and accident, or disability plans in which Martinez was participating, or World takes any action which would directly or indirectly materially reduce any of such benefits or deprive Martinez of any material fringe benefit enjoyed by Martinez; (vii) World terminates, or proposes to terminate, Martinez's employment hereunder contrary to the requirements of
Section 5(c) hereof (for purposes of this Agreement, no such termination or purported termination shall be effective) and Martinez has submitted the matter to arbitration, as set forth in Section 5(d); or with or without Martinez' consent (viii) the Board approves the liquidation or dissolution or Change of Control of World prior to the end of this Agreement. In the event that Martinez decides to terminate this Agreement and his employment with World or any successor in interest in accordance with the provisions of this Section 5(e), World shall have the same obligations as set forth in Section 5(d) hereof. Any other payments due or actions required under this paragraph shall be made as lump sums or taken within 10 days of termination of the Agreement.

                  (f) By Martinez for Other Than Good Reason. Notwithstanding the above, Martinez may upon giving reasonable notice, not to be less than six months, terminate this Agreement without further obligation on the part of Martinez or World.

                  (g) Changes of Control. For purposes of this Agreement, a "Change of Control" includes the occurrence of any one or more of the following events:

                           (i)      any Person, other than the World, is or
becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of World representing more than 50% of the combined voting power of World's then outstanding securities; or

                           (ii)     during any period of two (2) consecutive
years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of World and any new director (other than a director designated by a Person who has entered into an agreement with World to effect a transaction described in clause
(i), (iii) or (iv) or this Section 5 (f)) whose election by the Board of World or nomination for election by the stockholders of World was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (iii)    the shareholders of World approve a merger
or consolidation of World with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of World outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of World or any of its affiliates, at least 50% of the combined voting power of the voting securities of World or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of World (or similar transaction) in which no Person acquires more than 50% of the combined voting power of World's then outstanding securities; or

                           (iv)     the shareholders of World approve a plan of
complete liquidation of World or an agreement for the sale or disposition by World of all or substantially all of World's assets.

                  (h) "Person" Defined. For purposes of this Section, "Person" shall have the meaning given in Section (3)(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) World or WorldCorp, Inc. or any of their subsidiaries or affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of World or WorldCorp, Inc. or any of their subsidiaries;
(iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of World or WorldCorp, Inc. in substantially the same proportions as their ownership of stock of World or WorldCorp, Inc.

                  (i) Notice of Termination. Termination of this Agreement by World or termination of this Agreement by Martinez shall be communicated by written notice to the other party hereto, specifically indicating the termination provision relied upon.

                  (j) World Property. At the termination of Martinez's employment, whether such termination is voluntary or involuntary, Martinez shall return all World property, including without limitation all electronic and paper files and documents and all copies thereof.

         6. Confidentiality/Restrictive Covenant. (a) Martinez recognizes and acknowledges that he will acquire during his employment with World information that is confidential to World and that represents valuable, special and unique assets of World ("Confidential Information"). Such Confidential Information (whether or not reduced to tangible form) includes, but is not limited to: trade secrets; financing documents and information; financial data; new product information; copyrights; information relating to schedules and locations; cost and pricing information; performance features; business techniques; business methods; business and marketing plans or strategies; business dealings and arrangements; business objectives; customer information; sales information; acquisition, merger or business development plans or strategies; research and development projects; legal documents and information; personnel information; and any and all other information concerning World's business and business practices that is not generally known or made available to the public or to World's competitors which, if misused or disclosed, could adversely affect the business of World. Martinez agrees that he will not, during employment with World and for a period of two (2) years following termination of employment for any reason, whether voluntary or involuntary, with or without Cause, directly or indirectly:

         (i) disclose any Confidential Information to any person, World or other entity (other than authorized persons employed by or affiliated with World who, in the interest of World, have a business need to know such information), or

         (ii) use any Confidential Information in any way, except as required by his duties to World or by law, unless he obtains World's prior written approval of such disclosure or use. World's rights under this Section shall be cumulative to, and shall not limit, World's rights under the Georgia Uniform Trade Secrets Act or any other state or federal trade secret or unfair competition statute or law. The parties hereto stipulate that as between them, the foregoing matters are important, material, and confidential and gravely affect the successful conduct of the business of World, and World's good will, and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

         (b) While employed by World and for a period of two (2) years following termination of employment for any reason, whether voluntary or involuntary, with or without Cause, Martinez agrees that he will not, directly or indirectly, either as principal, agent, employee, employer, owner, stockholder (owning more than 5% of a corporation's shares), partner, contractor, consultant or in any other individual or representative capacity:

                  (i)      Request, induce or attempt to induce any customer of
World: (A) to terminate or curtail any business relationship with World or (B) to establish or attempt to establish a similar business relationship with a person or entity other than World;

                  (ii) Solicit, cause, encourage or in any way assist any person or entity to solicit, any aviation business from any person or entity who at such time is, or within the preceding twelve (12) months, had been a customer of World, unless such customer of World was also already a customer of such other person or entity on the date of Martinez's termination;

                  (iii) Induce or attempt to induce any of World's officers, directors, or employees to terminate their employment or relationship with World, or induce or attempt to induce any such persons to provide aviation-related services or services similar to those they provide for World for any other person, firm or organization.

         (c) Martinez agrees that the restrictions set forth in this Agreement are reasonable, proper, and necessitated by legitimate business interests of World and do not constitute an unlawful or unreasonable restraint upon Martinez's ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement are found to be overbroad or unreasonable by a tribunal or court of competent jurisdiction, the parties agree that this Agreement should be enforced to the maximum extent allowed by applicable law, and the parties authorize and request such court or tribunal to determine the maximum time, geographic area, activity and other applicable limitations allowable by law and to reform the applicable provisions to such maximum limitations.

         (d) Martinez acknowledges that it may be impossible to assess the monetary damages incurred by his violation of this Agreement, or any of its terms, and that any threatened or actual violation or breach of this Agreement, or any of its terms, will constitute immediate and irreparable injury to World. Therefore, Martinez expressly agrees that, in addition to any and all monetary damages and other remedies and relief available to World as a result of Martinez's violation or breach of this Agreement, World shall be entitled to an injunction restraining Martinez from violating or breaching this Agreement, or any of its terms (and no bond or other security will be required in connection therewith); World will be entitled to specific performance of this Agreement; and World will be entitled to recover its reasonable attorneys' fees and costs incurred to enforce, or prosecute or defend any action relating to, this Agreement. In the event World enforces this Agreement through court order or other decree, Martinez agrees that the restrictions contained in this Agreement shall remain in effect for a period of twenty four (24) consecutive months from the effective date of such order or decree enforcing the Agreement.

         (e) Section 9 of this Agreement, relating to arbitration, shall not apply to this Section 6. The parties agree that any dispute between them relating to or involving this Section 6, including without limitation, any question concerning the construction, validity, application, interpretation or alleged breach or threatened breach of this Section 6, shall be litigated in a court in the state in which World maintains its principal executive offices.

         (f) Section 4(h) of this Agreement and any other indemnity agreements between Martinez and World shall not apply to actions, suits or proceedings to enforce World's rights under, or that otherwise relate to, this Agreement, including without limitation, this Section 6.

         (g) References in this Section 6 to "World" include World Airways, Inc. and any and all of its current or future parents, subsidiaries, affiliated companies, and divisions.

         7. Beneficiary. The Beneficiary of any payment due and payable at the time of Martinez's death, or otherwise due upon his death, shall be such person or persons as Martinez shall designate in writing to World. If no such beneficiary shall survive Martinez, any such payments shall be made to his estate.

         8. Intellectual Property. (a) Any improvements, new techniques, processes, inventions, works, discoveries, products or copyrightable or patentable materials made or conceived by Martinez, either solely or jointly with other person(s), (1) during Martinez's period of employment by World, during working hours; (2) during the period after termination of his employment during which he is retained by World as a consultant; or (3) with use of World's intellectual property or Confidential Information, shall be the sole and exclusive property of World without royalty or other consideration to Martinez.

                  (b) Martinez agrees to inform World promptly and in full of such intellectual property by a full written report setting forth in detail the procedures used and the results achieved.

                  (c) Martinez shall at World's request and expense execute any and all applications, assignments, or other instruments which World shall deem necessary to apply for, register, and/or obtain copyrights or Letters Patent of the United States or of any foreign country, or to otherwise protect World's interests in such intellectual property.

                  (d) Martinez shall assign and does hereby assign to World all interests and rights, including but not limited to copyrights, in any such intellectual property.

         9. Arbitration. Except as described in Section 6, above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, under the commercial arbitration rules of the American Arbitration Association. The prevailing party in any such arbitration, or any court action to enforce or vacate an arbitration award, shall be entitled to its costs and reasonable attorneys fees from the other party.

         10. No Waiver. The failure of either party at any time to enforce any provisions of this Agreement or to exercise any remedy, option, right, power or privilege provided for herein, or to require the performance by the other party of any of the provisions hereof, shall in no way be deemed a waiver of such provision at the same or at any prior or subsequent time.

         11. Governing Law. All questions concerning the construction, validity, application and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice of law or conflict of law provision or rule (whether of Georgia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than Georgia. Martinez agrees to submit to personal jurisdiction in the state in which World maintains its principal executive offices.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Successors. This Agreement shall inure to the benefit of and be binding upon World, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of World's assets or business, or within which World may be consolidated or merged, or any surviving corporation in a merger involving World.

         14. Waiver of Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both parties.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                             WORLD AIRWAYS, INC.

                                             By: /s/ Hollis L. Harris
                                                 ---------------------
                                                 Hollis L. Harris
                                                 Chairman and Chief Executive
                                                 Officer

                                                 /s/ Randy J. Martinez
                                                 ---------------------
                                                 Randy J. Martinez